Exhibit 99.1


ESCO Technologies Inc.



For more information contact:                             For media inquiries:
Patricia K. Moore                                              David P. Garino
Director, Investor Relations                                    (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES THIRD QUARTER RESULTS

     St. Louis, MO, August 8, 2006 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2006 third quarter ended June 30, 2006. Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and nine month periods ended June 30 for the respective fiscal years noted.

3rd Quarter Earnings Summary:
-----------------------------

($ in millions)           3rd Qtr            3rd Qtr
                           2006               2005                   Delta
                           ----               ----                   -----
Net Sales               $  123.6               108.8                 13.6%
Pretax Earnings             16.2                14.7                 10.2%
Tax Expense / Rate           5.1  31.3%          2.3  15.7%         121.7%
                             ---                 ---                -----
Net Earnings            $   11.2                12.4                 (9.7%)
                            ====                ====
EPS                     $    0.42                0.47               (10.6%)
                             ====                ====

     Net earnings and earnings per share were lower in the third quarter of 2006 compared to the prior year period as a result of changes in the effective tax rate. The effective tax rate in the third quarter of 2006 was 31.3 percent and was favorably impacted by 6.0 percentage points as a result of a $1.0 million research tax credit recognized in the quarter. The 2005 third quarter effective tax rate was 15.7 percent, and was favorably impacted by a true-up in the estimate of foreign-sourced income, primarily in Puerto Rico.

YTD Earnings Summary:
---------------------
  ($ in millions)

                           9 Mon.              9 Mon.
                            2006                2005                Delta
                            ----                ----                -----
     Net Sales           $ 337.1               319.3                 5.6%
     Pretax  Earnings       35.7                48.1               (25.8)%
     Tax Expense / Rate     15.0  42.0%         14.8  30.8%          1.4%
                            ----                ----                 ---
     Net Earnings         $ 20.7                33.4               (38.0%)
                          ======                ====               =====
     EPS                  $ 0.78                 1.27              (38.6%)
                          ======                 ====              =====

                                    - more -

Add One

     The primary drivers of the lower net earnings and earnings per share in the 2006 year-to-date period include:

o An additional $3.0 million of non-cash amortization expenses related to identifiable intangible assets from recent acquisitions, and TNG software amortization.

o A significantly higher effective tax rate in 2006 of 42.0 percent compared to 30.8 percent in 2005, primarily due to the $1.7 million foreign cash repatriation charge recognized in the 2006 second quarter, along with lower foreign-sourced income in 2006 compared to 2005.

o    A $16.2 million increase in SG&A expenses comprised of the following items:
     $9.3 million from the current year Nexus and Hexagram acquisitions; an additional $5.2 million relating to engineering, sales and marketing, and new product development in the Communications segment; and stock option expense of $1.7 million.

o Lower sales of high margin defense spares and T-700 shipments at VACCO, and lower sales of Comtrak's SecurVision video security products.

o Fiscal 2005 year-to-date results included $1.6 million in sales and $1.9 million of pretax earnings at Filtertek from the termination and settlement of a supply agreement ("Supply Agreement") with a medical device customer which was not repeated in 2006.

o The above items were partially offset by improved operating results in 2006 from the additional sales of RF Test equipment, commercial aerospace products, and Automatic Meter Reading (AMR) devices for gas and water utilities.

Sales
-----

     Third quarter 2006 sales were $123.6 million, or 13.6 percent higher than third quarter 2005 sales of $108.8 million. Acquisitions accounted for $9.5 million of the $14.8 million sales increase. Favorable foreign currency values in the 2006 third quarter resulted in an additional $1.1 million of sales.

     Fiscal 2006 year-to-date sales were $337.1 million, or 5.6 percent higher than the $319.3 million in sales for first nine months of 2005, primarily due to the Nexus and Hexagram acquisitions which contributed $17.2 million of sales since their respective acquisition dates. Unfavorable foreign currency values year-to-date in 2006 resulted in a $0.6 million negative sales comparison.

                                    - more -

Add Two

     Communications sales of $49.2 million increased $18.1 million, or 58.2 percent in the 2006 third quarter compared to the third quarter of 2005 as a result of the following items: Sales to TXU Electric Delivery (TXU) increased $8.9 million to $10.2 million; $9.5 million of sales from the Nexus and Hexagram acquisitions; and additional sales to COOP customers which increased $1.9 million; partially offset by lower sales to the Puerto Rico Electric Power Authority (PREPA) which decreased $2.9 million; and lower shipments of Comtrak's SecurVision video security products which decreased $0.8 million. During the 2006 third quarter, DCSI's sales to COOP and public power (Municipal) customers were $25.0 million compared to $23.1 million in the third quarter of 2005. Year-to-date Communications sales, excluding acquisitions, decreased $6.3 million in 2006 primarily due to the $8.5 million decrease in SecurVision sales, partially offset by an increase of $2.2 million in sales of DCSI's AMR products.

     Filtration segment sales of $42.6 million decreased $2.1 million, or 4.7 percent during the third quarter of 2006 compared to the prior year period due to the following items: a $3.0 million decrease in sales at VACCO resulting from lower deliveries of defense spares and T-700 valves; a net $0.2 million decrease in sales at Filtertek primarily due to the Supply Agreement settlement which contributed $1.6 million in sales in the 2005 third quarter; partially offset by $1.1 million of additional sales at PTI due to the continued strength of the commercial aerospace market. Year-to-date Filtration sales decreased $0.6 million in 2006 primarily due to lower defense spares sales at VACCO, partially offset by increases at PTI and Filtertek.

     Test segment sales of $31.8 million decreased $1.2 million, or 3.6 percent, during the third quarter of 2006 due to lower foreign embassy shielding projects in the current year and the timing of completion of a large chamber project in Japan. Year-to-date Test sales increased $7.6 million, or 8.5 percent, to $96.5 million in 2006 as the overall wireless and electronics markets remained strong.


Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the third quarter of fiscal 2006 included the following.

     In the Communications segment, EBIT for the 2006 third quarter was $11.4 million (23.2 percent of sales), compared to $8.2 million (26.4 percent of sales) in the prior year third quarter. The primary sources of the $3.2 million increase in EBIT dollars include: a $3.6 million increase from DCSI resulting from the increased sales in the quarter; partially offset by a $0.4 million decrease related to SecurVision. Nexus and Hexagram's combined EBIT was breakeven and

                                    - more -

Add Three

excludes the amortization of identifiable intangible assets. The 2006 year-to-date Communications segment EBIT decreased $8.3 million versus 2005 primarily due to the decrease in SecurVision sales described above, changes in the AMR related sales mix, and higher SG&A spending.

     In the Filtration segment, the 2006 third quarter EBIT was $5.2 million (12.2 percent of sales), compared to $5.9 million (13.2 percent of sales) in the prior year third quarter. This $0.7 million decrease in the third quarter was the result of: a $1.3 million reduction in EBIT at VACCO resulting from the decreased sales of high margin defense spares; partially offset by $0.9 million increase at PTI related to additional sales volume resulting from continued strength in the commercial aerospace market. Additionally, the 2005 third quarter and nine month EBIT amounts included $1.0 million and $1.9 million from the Supply Agreement settlement at Filtertek which was not repeated in 2006. Year-to-date Filtration EBIT decreased $4.0 million primarily due to: a $3.8 million decrease at VACCO related to lower defense spares sales; a $1.7 million net decrease in EBIT at Filtertek resulting from the absence of the Supply Agreement settlement; partially offset by a $1.4 million increase in EBIT at PTI.

     In the Test segment, EBIT of $4.0 million (12.6 percent of sales) increased in the third quarter of 2006 from $3.3 million (10.0 percent of sales) due to favorable changes in sales mix. The 2006 third quarter included a lower amount of foreign embassy shielding projects, which in the prior year incurred higher installation costs on projects located in volatile areas of the world. The year-to-date EBIT increased $2.6 million over prior year, and the EBIT margin improved to 11.7 percent of sales from 9.8 percent of sales due to favorable leverage on the additional sales volume and a larger percentage of higher margin component sales. In addition, EBIT was negatively impacted in the nine months of 2005 as a result of higher costs incurred on the foreign shielding projects.

     The Corporate office operating expenses were $1.4 million higher in the third quarter of 2006 compared to 2005 and included $1.0 million of pretax amortization of identifiable intangible assets related to recent acquisitions and $0.6 million of pretax expenses related to stock options. Year-to-date, Corporate expenses were $2.4 million higher than prior year and included: $1.9 million of amortization expense; $1.7 million of pretax stock option expense; and higher professional fees; partially offset by the 2006 second quarter pretax gain of $1.8 million recognized on the reversal of the liability related to an indemnity owed to a former defense subsidiary.

                                    - more -

Add Four

Effective Tax Rate
------------------

     For the 2006 third quarter, the Company's effective tax rate was 31.3 percent versus 15.7 percent for the third quarter of 2005. The effective tax rate in the 2006 third quarter was favorably impacted by 6.0 percentage points as a result of a $1.0 million research tax credit recognized in the quarter. The 2005 third quarter effective tax rate was favorably impacted by a true-up in the estimate of foreign-sourced income, primarily in Puerto Rico.

     The 2006 year-to-date effective tax rate of 42.0 percent, compared to 30.8 in 2005, included a $1.7 million non-cash charge related to the repatriation of $28.7 million of foreign cash in the 2006 second quarter.

New Orders
----------

     New orders received were $109.1 million and $106.2 million in the third quarters of 2006 and 2005, respectively, resulting in a backlog of $260.0 million at June 30, 2006.

     New orders received in the third quarter of 2006 compared to the third quarter of 2005, respectively, were: in Filtration, $49.6 million and $39.2 million; in Communications, $29.7 million and $37.4 million; and in Test, $29.8 million and $29.6 million.

     During 2006, year-to-date orders were $134.0 million in Filtration, $144.4 million in Communications, and $85.6 million in Test for a nine month total of $363.9 million, compared to year-to-date 2005 orders of $321.6 million.

Cash
----

     At June 30, 2006, the Company had $35.3 million in cash and no outstanding debt, compared to $20.9 million cash and no debt at March 31, 2006. During the third quarter of 2006, the Company generated $14.4 million of cash.

Stock Repurchase Program
------------------------

     On August 3, 2006, the Company's Board of Directors authorized a stock repurchase program whereby Management may repurchase up to 1.2 million shares of its outstanding common stock in the open market and otherwise throughout the period ending September 30, 2008.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "On an operating basis, our third quarter performance in the aggregate was consistent with our expectations. Our current view of the full year earnings remains within the range of our previous guidance.

     "Perhaps the most significant event since our second quarter release was the California Public Utility Commission's (CPUC) recent approval of PG&E's AMI program, which includes equipping over nine million meters with a combination of DCSI and Hexagram products.

                                    - more -

Add Five

     "Also of significance with respect to building our AMR business, in June, Hexagram established a distribution alliance with Neptune Technology Group which will significantly increase our reach in the stand-alone water AMR market. Neptune is a market leader in the water industry and accessing its extensive distribution network should significantly accelerate our growth in the large, but highly fragmented municipal water market. In my view, Neptune's desire to be aligned with Hexagram is further evidence that the shift we are seeing in the water AMR market to fixed network solutions will continue and we expect it to accelerate in the future. We are seeing substantially increased activity in the major municipal markets, along with a heightened desire for the broader range of benefits that can be derived from a fixed network solution.

     "As I have suggested previously, our top priority is to capitalize on the extraordinary opportunities in the rapidly developing AMI/AMR market. The CPUC's approval and the Neptune alliance are important milestones in that regard. In addition to continuing our efforts in support of the PG&E program, we have established a structured initiative aimed at enhancing our AMI offering through the integration of our technologies and accelerating our growth through the unification of our sales and marketing efforts. We are also actively considering other opportunities to augment our product suite to provide further differentiation from our competitors. While AMI/AMR remains our highest priority, we continue to expect solid performance across all our businesses."

Management Changes
------------------

     Mr. Richey continued, "Effective August 3rd, we have reduced the number of active Directors on our Board from eight to seven, and have reduced the number of inside Directors from two to one. This change was made in conjunction with Chuck Kretschmer's resignation from our Board of Directors. Chuck will continue in his role as President and Chief Operating Officer through September 30, 2006, after which time he will stay on with the Company for an indefinite period of time with narrower responsibilities primarily supporting our key initiatives, including M&A activities and various profit improvement projects currently underway.

     "After September 30, I will assume the additional title of President, and Chuck's previous operational responsibilities will be assumed in part by Gary Muenster, our Senior Vice President and Chief Financial Officer, and in part by our current Filtration management team.

     "After more than 28 years with the Company, we respect Chuck's desire to make more time for his other interests, and we appreciate his willingness to continue to support some of our key initiatives after September 30."

                                    - more -

Add Six

Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below includes the expected operating results of Nexus and Hexagram since their respective acquisition dates, as well as the amortization of identifiable intangible assets.

     The Business Outlook for the balance of 2006 does not include the tax impact of any potential fourth quarter repatriation activities related to the approximately $13 million of foreign cash outstanding at June 30, 2006, or any additional research tax credits.

Purchase Accounting - Identifiable Intangible Assets
----------------------------------------------------

     As described in the May 9, 2006 earnings release, Management completed its purchase accounting valuation related to the identifiable intangible assets for Nexus and Hexagram. The total amount of identifiable intangible assets subject to amortization was $9.3 million. The estimated lives for these assets ranged from six months for certain contracts in backlog, to seven years for certain patents and proprietary know-how.

     The 2006 pretax amortization charges related to these identifiable intangible assets were $1.0 million in the third quarter, and year-to-date was $1.9 million. The pretax charge in the fourth quarter is expected to be $0.8 million, for a total fiscal 2006 pretax charge of $2.7 million. The total pretax amortization expense for fiscal year 2007 is expected to be $2.1 million, decreasing to approximately $1.0 million in subsequent years. These amortization charges are recorded in the Corporate operating segment in the attached exhibits.

Earnings Per Share - 2006
-------------------------

     Management now estimates 2006 EPS to be in the range of $1.10 to $1.15 per share. The May 9, 2006 EPS guidance range for 2006 was $1.05 to $1.15 per share.

     In fiscal 2006, the Company began expensing stock options. This expense for 2006 which is included in the EPS guidance, is expected to be in the range of $0.08 to $0.11 per share, or $0.02 to $0.03 per quarter.

     The effective tax rate for the fourth quarter of fiscal 2006 is expected to be approximately 38 percent and does not include the effect of the above mentioned fourth quarter foreign cash repatriation tax expense or any additional research tax credits.

                                    - more -

Add Seven

Revenues and EBIT Margins
-------------------------

     Management expects 2006 consolidated revenues to be in the range of $455 to $460 million and consolidated EBIT margins should be in the range of 10 to 11 percent reflecting the impact of the amortization of identifiable intangible assets.

     On a segment and operating unit basis for 2006, Management now expects the following (as compared to the May 9, 2006 Business Outlook):

     o PTI sales are expected to be between $46 and $47 million (versus $43 to $45 million) and EBIT margins should be in the range of 13 to 14 percent (versus 12 to 13 percent).

     o VACCO's outlook remains unchanged with sales expected to be between $31 and $32 million and EBIT margins in the range of 20 to 21 percent.

     o Filtertek sales are expected to be in the range of $94 to $96 million (versus $93 to $95 million) and the EBIT margin outlook remains unchanged and should be in the range of 7 to 8 percent.

     o The Test segment outlook remains unchanged with sales expected in the range of $126 and $129 million and EBIT margins in the range of 10.5 to 11.5 percent.

     o The Communications segment outlook remains unchanged with sales expected to be between $156 and $159 million and EBIT margins in the range of 18 to 20 percent. Nexus sales since the date of acquisition (10 months) are expected to be in the range of $10 to $12 million and EBIT should be slightly negative. Hexagram sales since the date of acquisition (8 months) are expected to be in the range of $17 to $19 million and EBIT margins should be in the low single digits based on the significant investment in SG&A to support sales and marketing as well as the expected ramp up of the PG&E contract. Sales of AMR products at DCSI are expected to be in the range of $121 to $122 million and do not include any revenues associated with the PG&E contract as software acceptance is not expected until the latter part of fiscal 2007. DCSI's EBIT margin is expected to be 24 to 25 percent including approximately $2.1 million of costs as a result of DCSI beginning to amortize the capitalized development costs related to the TNG software. TNG has been in development with a third party software contractor for the past two years. TNG is being designed and deployed to efficiently handle the additional levels of communications dictated by the size of the service territories and the frequency of reads that are required under time-of-use or critical peak

                                    - more -

Add Eight

          pricing scenarios needed to meet the requirements of large IOUs. The Company has incurred approximately $35 million in external TNG development costs through June 30, 2006, which are included on the balance sheet in other assets, and is expected to incur another $7 to $12 million in costs over the next two years. TNG amortization expense for fiscal 2006 is expected to be $2.1 million and for 2007 is anticipated to be approximately $7.0 million. Additional non-TNG related engineering and development costs are being incurred as period costs.

     o Corporate operating costs for 2006 are expected to be in the range of $15 to $16 million and include the following items: $2.7 million of pretax amortization of identifiable intangible assets related to Nexus and Hexagram; the pretax costs related to the adoption of stock option expensing which began in fiscal 2006 and is expected to be approximately $2.2 to $2.4 million; partially offset by the $1.8 million pretax gain recognized in the second quarter of 2006 associated with the reversal of a liability connected with the legacy defense contract noted above.

Conference Call
---------------

     The Company will host a conference call today, August 8, at 4:00 p.m., Central Time, to discuss the Company's third quarter operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 6788431).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding fiscal 2006 revenues, results, earnings, sales, EBIT, EBIT margins, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, pretax amortization expenses in fiscal 2006, 2007 and beyond, achievement of strategic objectives, the success of product development efforts, fiscal 2006 corporate operating expenses, fiscal 2006 effective tax rate, long term success of the Company, stock option expensing, TNG amortization expense in fiscal 2006, successful development of the TNG software, and the timing and amount of costs to be incurred over the next two years in connection with the TNG software, the ultimate number of DCSI and Hexagram products deployed by PG&E, expected ramp-up of the PG&E contract, the timing of the software acceptance by PG&E, the success of the Hexagram alliance with Neptune, Hexagram sales in the water market, the Company's expectations for the water market, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning

                                    - more -

Add Nine

of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; successful integration of newly acquired businesses; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtrations products to the transportation, health care and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.



                               - tables attached -



Add Ten

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Three Months Ended
                                          June 30, 2006
                                          -------------

    Net Sales                             $ 123,626
    Cost and Expenses:
      Cost of sales                          77,152
      Amortization of intangible assets       2,554
      SG&A                                   28,385
      Interest (income) expense                (195)
      Other (income) expenses, net             (513)
                                               ----
        Total costs and expenses            107,383
                                            -------

    Earnings before income taxes             16,243
    Income taxes                              5,080
                                              -----

      Net earnings                        $  11,163
                                             ======

    Earnings per share:
      Basic
        Net earnings                      $    0.43
                                               ====

      Diluted
        Net earnings                      $    0.42
                                               ====

    Average common shares O/S:
      Basic                                  25,790
                                             ======
      Diluted                                26,441
                                             ======




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Add Eleven

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Three Months Ended
                                          June 30, 2005
                                          -------------

Net Sales                                 $  108,800
Cost and Expenses:
  Cost of sales                               71,732
  Asset impairment                               790
  Amortization of intangible assets              475
  SG&A                                        21,662
  Interest (income) expense                     (534)
  Other (income) expenses, net                   (38)
                                                 ---
     Total costs and expenses                 94,087
                                              ------

Earnings before income taxes                  14,713
Income taxes                                   2,312
                                               -----

  Net earnings                                12,401
                                              ======

Earnings per share:
  Basic
    Net earnings                          $     0.49
                                                ====

  Diluted
    Net earnings                          $     0.47
                                                ====

Average common shares O/S:
  Basic                                       25,424
                                              ======
  Diluted                                     26,188
                                              ======


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Add Twelve
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Nine Months Ended
                                         June 30, 2006
                                         -------------

Net Sales                                 $  337,096
Cost and Expenses:
  Cost of sales                              221,654
  Amortization of intangible assets            4,603
  SG&A                                        78,574
  Interest (income) expense                   (1,012)
  Other (income) expenses, net                (2,440)
                                              ------
    Total costs and expenses                 301,379
                                             -------

Earnings before income taxes                  35,717
Income taxes                                  15,006
                                              ------

    Net earnings                           $  20,711
                                              ======


Earnings per share:
    Basic
      Net earnings                         $    0.81
                                                ====

      Diluted
        Net earnings                       $    0.78
                                                ====

Average common shares O/S:
    Basic                                     25,678
                                              ======
    Diluted                                   26,418
                                              ======




                                    - more -


Add Thirteen
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Nine Months Ended
                                         June 30, 2005
                                         -------------

Net Sales                                 $  319,335
Cost and Expenses:
  Cost of sales                              209,070
  Asset impairment                               790
  Amortization of intangible assets            1,463
  SG&A                                        62,395
  Interest (income) expense                   (1,317)
  Other (income) expenses, net                (1,207)
                                              ------
    Total costs and expenses                 271,194
                                             -------

Earnings before income taxes                  48,141
Income taxes                                  14,790
                                              ------

    Net earnings                           $  33,351
                                              ======


Earnings per share:
    Basic
      Net earnings                         $    1.31
                                                ====

      Diluted
        Net earnings                       $    1.27
                                                ====

Average common shares O/S:
    Basic                                     25,442
                                              ======
    Diluted                                   26,226
                                              ======




                                    - more -


 Add Fourteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended        Nine Months Ended
                               June 30,                June 30,
                               --------                --------
                          2006         2005        2006        2005
                          ----         ----        ----        ----

Net Sales
  PTI                    $ 11.4        10.3        33.8        30.6
  VACCO                     6.6         9.6        22.9        28.8
  Filtertek                24.6        24.8        72.3        70.2
                           ----        ----        ----        ----
    Filtration subtotal    42.6        44.7       129.0       129.6
  Communications           49.2        31.1       111.6       100.8
  Test                     31.8        33.0        96.5        88.9
                           ----        ----        ----        ----
    Totals               $123.6       108.8       337.1       319.3
                         ======       =====       =====       =====

EBIT
  PTI                    $  1.5         0.6         4.3         2.8
  VACCO                     1.4         2.7         4.7         8.5
  Filtertek                 2.3         2.6         5.0         6.7
                            ---         ---         ---         ---
    Filtration subtotal     5.2         5.9        14.0        18.0
  Communications           11.4         8.2        20.1        28.4
  Test                      4.0         3.3        11.3         8.7
  Corporate                (4.6)(1)    (3.2)      (10.7)(2)    (8.3)
                           ----        ----       -----        ----
    Totals               $ 16.0        14.2        34.7        46.8
                           ====        ====        ====        ====

Note: Depreciation and amortization expense was $5.2 million and $3.2 million for the quarters ended June 30, 2006 and 2005, respectively, and $12.4 million and $9.3 million for the nine-month periods ended June 30, 2006 and 2005, respectively.

(1) Corporate EBIT includes $1.0 million of amortization of acquired intangible assets related to the acquisitions of Nexus Energy and Hexagram, Inc.

(2) Corporate EBIT includes the following items:

                                            EBIT
                                            ----
ASG-21 Gain                                 $1.8
Amort. of acquired intangibles             ($1.9)
                                           -----
    Total                                  ($0.1)
                                           =====

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Add Fifteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                             Three Months Ended     Nine Months Ended
                                  June 30,                June 30,
                                  --------                --------
                              2006        2005        2006       2005
                              ----        ----        ----       ----

EBIT                         $16.0        14.2        34.7       46.8
Interest income                0.2         0.5         1.0        1.3
Less: Income taxes             5.0         2.3        15.0       14.7
                               ---         ---        ----       ----
Net earnings                 $11.2        12.4        20.7       33.4
                              ====        ====        ====       ====


(1) EBIT is defined as earnings from continuing operations before interest and taxes.


EBIT Margin Outlook - FY 2006
-----------------------------

Consolidated EBIT margin in the range of 10 percent to 11 percent, PTI EBIT margin in the range of 13 percent to 14 percent, VACCO EBIT margin in the range of 20 percent to 21 percent, Filtertek EBIT margin in the range of 7 percent to 8 percent, Test segment EBIT margin in the range of 10.5 percent to 11.5 percent, Communications segment EBIT margin in the range of 18 percent to 20 percent, and DCSI EBIT margin in the range of 24 percent to 25 percent under "Business Outlook" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.


                                    - more -


Add Sixteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                           June 30,     September 30,
                                            2006             2005
                                            ----             ----

Assets
------
  Cash and cash equivalents              $ 35,258          104,484
  Accounts receivable, net                 82,744           68,819
  Costs and estimated earnings
    on long-term contracts                  2,321            4,392
  Inventories                              50,208           48,645
  Current portion of deferred
    tax assets                             26,616           30,219
  Other current assets                     11,487            8,394
                                           ------            -----
    Total current assets                  208,634          264,953

  Property, plant and equipment, net       69,363           67,190
  Goodwill                                143,677           68,880
  Deferred tax assets                           -                -
  Other assets                             63,783           27,697
                                           ------           ------
                                         $485,457          428,720
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Accounts payable                       $ 46,918           29,299
  Other current liabilities                39,031           33,458
                                           ------           ------
      Total current liabilities            85,949           62,757
  Deferred income                           6,452            3,134
  Other liabilities                        34,235           31,805
  Long-term debt                                -                -
  Shareholders' equity                    358,821          331,024
                                          -------          -------
                                         $485,457          428,720
                                         ========          =======


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Add Seventeen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Nine Months Ended
                                                      June 30 2006
                                                      ------------
Cash flows from operating activities:
  Net earnings                                          $ 20,711
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                         12,407
    Stock compensation expense                             3,660
    Changes in operating working capital                  13,005
    Effect of deferred taxes                                 444
    Other                                                 (2,831)
                                                          ------
      Net cash provided by operating activities           47,396

Cash flows from investing activities:
  Acquisition of businesses                              (91,468)
  Capital expenditures                                    (6,753)
  Additions to capitalized software                      (24,413)
                                                         -------
    Net cash used by investing activities               (122,634)
                                                        --------

Cash flows from financing activities:
  Proceeds from / payments of long-term debt                   -
  Purchases of common stock into treasury                      -
  Other, including exercise of stock options               6,012
                                                           -----
    Net cash provided by financing activities              6,012
                                                           -----
  Net decrease in cash and cash equivalents              (69,226)
  Cash and cash equivalents, beginning of period         104,484
                                                         -------
  Cash and cash equivalents, end of period              $ 35,258
                                                          ======


                                    - more -


 Add Eighteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q3 FY 2006          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog
    3/31/06                $  78,389   140,069    56,016    274,474
  Entered Orders              49,590    29,731 *  29,795    109,116
  Sales                      (42,565)  (49,251)* (31,810)  (123,626)
                             -------   -------   -------   --------
  Ending Backlog-
   6/30/06                 $  85,414   120,549    54,001    259,964
                              ======   =======    ======    =======


Backlog And Entered
-------------------
Orders-YTD FY 2006         Filtration   Comm.      Test      Total
------------------         ----------   -----      ----      -----
  Beginning Backlog-
   9/30/05                 $  80,497    87,781    64,836    233,114
  Entered Orders             133,977   144,391 *  85,578    363,946
  Sales                     (129,060) (111,623)* (96,413)  (337,096)
                            --------  --------   -------   --------
  Ending Backlog-
   6/30/06                 $  85,414   120,549    54,001    259,964
                              ======   =======    ======    =======


                          Q3 FY                 YTD FY
                           2006      Q3 FY       2006       YTD FY
                         Entered      2006     Entered       2006
*Communications Recap:    Orders     Sales      Orders      Sales
----------------------    ------     -----      ------      ------

AMR Products (DCSI)      $16,670    38,249     101,075      90,009
SecurVision Video
  Security (Comtrak)       1,517     1,517       4,411       4,417
Nexus Energy               6,232     2,459      23,550       6,329(1)
Hexagram                   5,312     7,026      15,355      10,868(2)
                           -----     -----      ------      --------
    Total                 29,731    49,251     144,391     111,623
                          ======    ======     =======     =======

(1)  Represents seven months of sales.
(2)  Represents five months of sales.




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